UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 8K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: April 20, 1999



                           FARM FAMILY HOLDINGS, INC.
  A Delaware Corporation   Commission File No. 1-11941   IRS No. 14-1789227

                   344 Route 9W, Glenmont, New York 12077-2910
                  Registrant's telephone number: (518) 431-5000

                                      Index
                                      -----

Item 2.  Acquisition or Disposition of Assets

Item 5.  Other Events

Item 7.  Financial Statements and Exhibits

         (a) Unaudited Consolidated Financial Statements of Farm Family Life Insurance Company as of September 30, 1998, and for each of the nine month periods ended September 30, 1998 and 1997 were filed with the Commission as Annex C to the Registrants Proxy Statement dated February 17, 1999, and are incorporated herein by reference and are being filed pursuant to General Instruction F to Form 8-K.

                  The Audited Consolidated Financial Statements of Farm Family Life Insurance Company as of December 31, 1998 and 1997, and for each of the years ended December 31, 1998, 1997 and 1996 are being filed herewith on this Current Report on Form 8-K.

         (b) Unaudited Pro Forma Consolidated Financial Statements of Farm Family Holdings, Inc. and Subsidiaries as of September 30, 1998 and for the period ended September 30, 1998 and December 31, 1997 were filed with the Commission in the Registrants Proxy Statement dated February 17, 1999 and are incorporated herein by reference and are being filed pursuant to General Instruction F to Form 8-K.

         (c)      Exhibits

                  Exhibit 99 - Press Release dated April 19, 1999

ITEM 2.       ACQUISITION OR DISPOSITION OF ASSETS

              On April 6, 1999, Farm Family Holdings, Inc. (the "Company") acquired all of the outstanding capital stock of Farm Family Life Insurance Company ("Farm Family Life") pursuant to the terms of an Amended and Restated Option Purchase Agreement, as amended (the "Option Purchase Agreement") among the Company and the shareholders of Farm Family Life (the "Selling Stockholders").

              The Company paid an exercise price of $37.5 million to acquire Farm Family Life and Farm Family Life's wholly owned subsidiary, United Farm Family Insurance Company ("United Farm Family"), consisting of $31.5 million of the Company's common stock and $6 million stated value of the Company's 6-1/8% voting preferred stock, less certain expenses paid by Farm Family Life. Under the terms of the Option Purchase Agreement, the price used to determine the number of shares of common and voting preferred stock issued in the acquisition was fixed at $35.72 per share. The Company issued 856,871 shares of common stock and 163,214 shares of voting preferred stock to the Selling Stockholders in payment of the exercise price.

              After the acquisition, the Company's total number of common shares outstanding increased to 6,110,684. As a result of the acquisition, Farm Family Life became a wholly owned subsidiary of the Company.
The acquisition will be accounted for as a purchase.

              Farm Family Life was established in 1953 to provide life insurance products for Farm Bureau members principally in the Northeastern United States. Farm Family Life principally sells individual whole life, term and universal life products, in addition to single and flexible premium deferred annuities, single premium immediate annuities and disability income insurance products. Farm Family Life's wholly owned subsidiary, United Farm Family, is a stock property and casualty insurance company formed in 1988. United Farm Family writes direct property and casualty business in Pennsylvania and Maryland.


ITEM 5.       OTHER EVENTS

              On April 19, 1999, Farm Family Holdings, Inc. issued a press release providing additional pro forma financial information regarding the acquisition of Farm Family Life.


ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

                  (a) Audited Consolidated Financial Statements of Farm Family Life Insurance Company as of December 31, 1998 and 1997, and for each of the years ended December 31, 1998, 1997 and 1996

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS


FARM FAMILY LIFE INSURANCE COMPANY AND SUBSIDIARY
                                                                           Page
                                                                           ----
Report of Independent Accountants......................................     F-2

Consolidated Balance Sheets at December 31, 1998 and 1997..............     F-3

Consolidated Statements of Income and Comprehensive Income
     for the Years Ended December 31, 1998, 1997, and 1996.............     F-4

Consolidated Statements of Stockholders' Equity for the Years
     Ended December 31, 1998, 1997 and 1996............................     F-5

Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1998, 1997, and 1996.................................     F-6

Notes to Consolidated Financial Statements.............................     F-7

Report of Independent Accountants


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Farm Family Life Insurance Company and its subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers L.L.P.


Albany, New York
March 29, 1999, except for Note 14,
   as to which the date is April 6, 1999



FARM  FAMILY  LIFE  INSURANCE COMPANY & SUBSIDIARY
CONSOLIDATED BALANCE  SHEETS

                                                                                          December 31,
                                                                                          ------------
($ in thousands)                                                                       1998           1997
----------------------------------------------------------------------------------------------------------------
Assets
Investments:
Fixed Maturities
 Available for sale, at fair value
       (Amortized cost: $660,465 in 1998 and  $647,207 in 1997)                         $708,719       $693,433
Equity securities
     Available for sale, at fair value
       (Cost: $14,360 in 1998 and 1997)                                                   42,295         37,636
Mortgage loans on real estate                                                             18,558         15,151
Policy loans                                                                              30,499         28,937
Other invested assets                                                                        299            741
Short-term investments                                                                     7,344          4,864
----------------------------------------------------------------------------------------------------------------
     Total investments                                                                   807,714        780,762
----------------------------------------------------------------------------------------------------------------
Cash                                                                                         630          2,481
Reinsurance receivables                                                                    2,816          1,159
Deferred acquisition costs                                                                28,641         31,046
Property and equipment, net                                                               11,723         12,715
Accrued investment income                                                                 13,470         13,954
Other assets                                                                               2,655          1,782
----------------------------------------------------------------------------------------------------------------
     Total Assets                                                                       $867,649       $843,899
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

Liabilities:
Future policy and contract benefits                                                     $231,585       $211,212
Funds on deposit from policyholders                                                      418,833        423,495
Accrued dividends to policyholders                                                         5,089          5,268
Deferred income tax liability                                                             37,671         33,824
Payable to affiliate  (see Note 9)                                                        16,744         17,888
Other liabilities                                                                          4,319          3,552
Participating policyholders' interest                                                    111,454        109,557
----------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                   825,695        804,796
----------------------------------------------------------------------------------------------------------------
Commitments and  Contingencies
Stockholders'  equity:
Common Stock, $50 par value, 61,000 shares authorized
     and 60,011 shares issued and outstanding                                              3,001          3,001
Accumulated other comprehensive income                                                     1,850          1,595
Retained earnings                                                                         37,103         34,507
----------------------------------------------------------------------------------------------------------------
     Total  stockholders'  equity                                                         41,954         39,103
----------------------------------------------------------------------------------------------------------------
     Total  Liabilities  and  Stockholders'  Equity                                     $867,649       $843,899
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.


FARM  FAMILY  LIFE  INSURANCE COMPANY & SUBSIDIARY
CONSOLIDATED STATEMENTS  OF  INCOME AND COMPREHENSIVE INCOME

                                                                                     For the Year
                                                                                   Ended December 31,
                                                                                   ------------------
($ in thousands)                                                                 1998       1997      1996
--------------------------------------------------------------------------------------------------------------
Revenues:
Premiums from life and health operations                                         $31,054   $30,505    $30,322
Premiums from property/casualty operations                                           157     9,020      9,440
Net investment income                                                             55,993    54,964     55,728
Realized investment gains, net                                                     3,253     2,914        284
Policy and contract charges                                                        4,840     5,041      4,960
Other income (see Note 9)                                                          1,036     1,153        920
--------------------------------------------------------------------------------------------------------------
     Total revenues                                                               96,333   103,597    101,654
--------------------------------------------------------------------------------------------------------------

Benefits and expenses:
Benefits to policyholders                                                         34,108    26,843     27,031
Losses and loss adjustment expenses
   on property/casualty operations (see Note 9)                                    1,703     9,975      7,756
Operating expenses  (see Note 9)                                                   7,080     7,748      8,768
Non-recurring expenses                                                               269       707        914
Interest credited to policyholders                                                24,487    24,813     24,629
Amortization of deferred acquisition costs                                         8,956     6,852      6,910
Participating policyholders' interest                                             15,543    21,617     21,159
--------------------------------------------------------------------------------------------------------------
     Total                                                                        92,146    98,555     97,167
--------------------------------------------------------------------------------------------------------------

Income before income taxes                                                         4,187     5,042      4,487
Income tax expense                                                                 1,111     1,702      1,536
--------------------------------------------------------------------------------------------------------------
    Net income attributable to common stockholders                                $3,076    $3,340     $2,951
--------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax
Unrealized holding gain arising during the year
(net of deferred tax expense (benefit) of $181, $488 and ($152),                     336       906      (282)
respectively)
Reclassification adjustment for gains included in net income
 (net of tax expense  of  $44, $33 and $16, respectively)                            (81)      (51)       (61)
--------------------------------------------------------------------------------------------------------------
                                                                                     255       855      (343)
--------------------------------------------------------------------------------------------------------------
Other Comprehensive Income                                                        $3,331    $4,195     $2,608
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

                                      F-4


FARM  FAMILY  LIFE  INSURANCE COMPANY & SUBSIDIARY
CONSOLIDATED STATEMENTS  OF  STOCKHOLDERS'  EQUITY

                                                                                       December 31,
                                                                                       ------------
($ in thousands)                                                           1998          1997           1996
--------------------------------------------------------------------------------------------------------------
Common  Stock
Beginning of year                                                          $3,001       $3,001         $3,001
--------------------------------------------------------------------------------------------------------------
     End of year                                                            3,001        3,001          3,001
--------------------------------------------------------------------------------------------------------------

Accumulated other comprehensive income
Beginning of year                                                           1,595          740          1,083
Unrealized holding gain arising during the year
    (net of deferred tax expense (benefit))                                   336          906           (282)
Reclassification adjustment for gains included in net income
    (net of tax)                                                              (81)         (51)           (61)
--------------------------------------------------------------------------------------------------------------
     End of year                                                            1,850        1,595            740
--------------------------------------------------------------------------------------------------------------

Retained earnings
Beginning of year                                                          34,507       31,647         29,176
Dividends to stockholders                                                   (480)        (480)          (480)
Net income                                                                  3,076        3,340          2,951
--------------------------------------------------------------------------------------------------------------
     End of year                                                           37,103       34,507         31,647
--------------------------------------------------------------------------------------------------------------
Total  Stockholders'  Equity                                              $41,954      $39,103        $35,388
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

                                      F-5



FARM  FAMILY  LIFE  INSURANCE COMPANY & SUBSIDIARY
CONSOLIDATED STATEMENTS  OF  CASH  FLOWS

                                                                                     For the year
                                                                                  ended December 31,
                                                                                  ------------------
($ in thousands)                                                         1998            1997           1996
--------------------------------------------------------------------------------------------------------------
Operating  Activities
Net income                                                              $3,076          $3,340         $2,951
Adjustments to reconcile net income to net cash provided by
    operating activities:
Amortization of discount (premium)                                         586             906          (234)
Interest credited to policyholders                                      24,487          24,813         24,629
Deferred income taxes                                                  (3,524)         (4,091)        (2,831)
Participating policyholders interest                                    15,626          21,617         21,159
Dividends to policyholders                                            (10,051)        (10,067)        (9,787)
Realized investment gains, net                                         (3,253)         (2,914)          (284)
Amortization of deferred acquisition costs                               8,956           6,852          6,910
Capitalization of deferred acquisition  costs                          (9,204)         (9,729)        (9,682)
Depreciation expense                                                     2,673           2,686          2,556
Gain on sale of property and equipment                                    (51)            (23)           (15)
Changes in:
         Accrued investment income                                         484           (117)          (861)
         Reinsurance receivable                                        (1,657)              33          (733)
         Other assets                                                    (873)           (662)          (783)
         Future policy and contract benefits                            20,373          14,162         12,081
         Payable to affiliate (see Note 9)                             (1,144)           1,755          2,275
         Other liabilities                                                 588         (1,251)            899
--------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                               47,092          47,310         48,250
--------------------------------------------------------------------------------------------------------------
Investing Activities
Proceeds from sales:
     Fixed maturities available for sale                                13,470          48,913         18,184
     Equity securities                                                   1,093           5,074          1,678
Investment collections:
     Fixed maturities available for sale                                74,860          49,028         51,004
     Mortgage loans on real estate                                       3,637           1,154          7,454
     Equity securities                                                       -             254              -
Investment purchases:
     Fixed maturities available for sale                              (99,874)       (127,320)      (104,167)
     Mortgage loans on real estate                                     (7,044)         (2,386)              -
      Equity securities                                                      -         (2,748)        (4,152)
Policy loans issued, net                                               (1,562)            (96)          1,725
Sales of other invested assets, net                                        215             509          1,050
Sales of short-term investments, net                                   (2,480)           5,678            271
Purchases of property and equipment                                    (1,719)         (1,511)        (1,944)
Proceeds from sale of property and equipment                                90              47            163
--------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities                            (19,314)        (23,404)       (28,734)
--------------------------------------------------------------------------------------------------------------
Financing  Activities
Contractholder fund deposits                                            31,067          32,951         36,638
Contractholder fund withdrawals                                       (60,216)        (55,496)       (55,242)
Dividends on common stock                                                (480)           (480)          (480)
--------------------------------------------------------------------------------------------------------------
     Net cash used in financing activities                            (29,629)        (23,025)       (19,084)
--------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                            (1,851)             881            432
Cash at beginning of year                                                2,481           1,600          1,168
--------------------------------------------------------------------------------------------------------------
Cash at end of year                                                       $630          $2,481         $1,600
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

    1.  Summary of Significant Accounting Policies

         Basis of Presentation:

         The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of Farm Family Life Insurance Company ("Farm Family Life") and its wholly owned subsidiary, United Farm Family Insurance Company ("United Farm Family") (collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, benefits and expenses during the reporting period. Actual results could differ from those estimates.

         Farm Family Life provides life, annuity, and accident & health insurance coverages principally to members of the state Farm Bureau(R) organizations in New York, New Jersey, Delaware, West Virginia and all of the New England states. Membership in a state Farm Bureau organization is not a prerequisite for insurance coverage. Farm Family Life is a stock life insurance company owned by the state Farm Bureau organizations of the ten states in which the Company operates.

         The operations of Farm Family Life are closely related with those of its subsidiary, United Farm Family, and its affiliate, Farm Family Casualty Insurance Company. ("Farm Family Casualty") (see Note 9). United Farm Family is a property and casualty insurance company that began writing direct insurance coverages in Pennsylvania and Maryland during 1998. Prior to January 1, 1998, United Farm Family's business consisted primarily of reinsurance assumed from Farm Family Casualty. Farm Family Casualty is a wholly owned subsidiary of Farm Family Holdings, Inc. ("Farm Family Holdings"), a publicly traded company. The Company and Farm Family Casualty are affiliated by common management, shared agents and employees and similar Boards of Directors.

         Certain reclassifications have been made to prior years' financial statements to conform to the current year's presentation.

         Investments:

         Fixed maturities include bonds, redeemable preferred stocks and mortgage-backed securities. Fixed maturities which may be sold prior to their contractual maturity and are classified as available for sale and carried at fair value on the Company's consolidated balance sheets. The difference between amortized cost and fair value of fixed maturities classified as available for sale, net of deferred income taxes and amortization of deferred acquisition costs, is reflected as a component of stockholders' equity.

         Equity securities include common and non-redeemable preferred stocks which are carried at fair value. The difference between cost and fair value of equity securities, less deferred income taxes and amortization of deferred acquisition costs, is reflected as a component of stockholders' equity.

         Mortgage loans on real estate are carried at amortized cost less an allowance for estimated uncollectible amounts. At December 31, 1998 and 1997, no mortgage loans were considered uncollectible. Other invested assets, which consist primarily of investments in real estate, are carried at cost which approximates fair value.

         Policy loans are carried at their unpaid principal balance.

         Cash and short-term investments consist of demand deposits, repurchase agreements and money market investments whose maturities are three months or less from the date of purchase. Short-term investments are carried at cost which approximates fair value.

         The carrying values of all investments are reviewed on an ongoing basis. If this review indicates a decline in fair value below cost is other than temporary, the Company's carrying value in the investment is reduced to its estimated realizable value and a specific writedown is taken. Such writedowns are included in realized investment gains and losses.

         Investment income consists primarily of interest and dividends. Interest is recognized on an accrual basis and dividends are recorded on the ex-dividend date. Interest income on mortgage-backed securities is determined on the effective yield method based on estimated principal repayments. Realized investment gains and losses are determined on a specific identification basis.

         Premium Revenue and Benefits to Policyholders:

         RECOGNITION OF TRADITIONAL LIFE, GROUP AND ANNUITY PREMIUM REVENUE AND BENEFITS TO POLICYHOLDERS Traditional life insurance products include those products with fixed and guaranteed premiums and benefits, and consist principally of whole life insurance policies and certain annuities with life contingencies (immediate annuities). Life insurance premiums and immediate annuity premiums are recognized as premium revenue when due. Group insurance premiums are recognized as premium revenue over the time period to which the premiums relate. Benefits and expenses are associated with earned premiums so as to result in the recognition of profits over the life of the contracts. This association is accomplished by means of the provision for liabilities for future policy benefits and the amortization of deferred acquisition costs.

         RECOGNITION OF UNIVERSAL LIFE-TYPE CONTRACTS REVENUE AND BENEFITS TO POLICYHOLDERS Universal life-type policies are insurance contracts with terms that are not fixed and guaranteed. The terms that may be changed could include one or more of the amounts assessed to the policyholder, premiums paid by the policyholder or interest credited to policyholder balances. Amounts received as payments for such contracts are not reported as premium revenues. Payments received are considered deposits and are classified as funds on deposit from policyholders. Account balances are increased by interest credited and reduced by withdrawals, mortality charges and administrative expenses charged to policyholders. For the years ended December 31, 1998, 1997 and 1996, interest rates credited to policyholder funds ranged from 6% to 7% per annum.

         Revenues for universal life-type policies consist of charges assessed against policy account values for the cost of insurance and policy administration. Policy benefits and claims that are charged to expense include interest credited to contracts and benefit claims incurred in the period in excess of related policy account balances.

         RECOGNITION OF INVESTMENT CONTRACT REVENUE AND BENEFITS TO POLICYHOLDERS Contracts that do not subject the Company to risks arising from policyholder mortality or morbidity are referred to as investment contracts. Certain annuity contracts are considered investment contracts. Amounts received as payments for such contracts are not reported as premium revenues. Payments received are considered deposits and are classified as funds on deposit from policyholders. Account balances are increased by interest credited and reduced by withdrawals. For the years ended December 31, 1998, 1997 and 1996, interest rates credited to policyholder funds ranged from 4% to 8% per annum.

         Revenues for investment contracts consist of investment income and policy administration charges. Contract benefits that are charged to expense include benefit claims incurred in the period in excess of related contract balances, and interest credited to contract balances.

         Interest   crediting  rates  for  universal  life  type  contracts  and investment contracts are set annually by the Board of Directors and are based on current market conditions.

         Deferred Acquisition Costs:

         Those costs of acquiring new business, which vary with and are primarily related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future premiums. Such costs include commissions, certain costs of policy issuance and underwriting, and certain variable agency expenses.

         For traditional insurance products, these costs are amortized, with interest, in proportion to the ratio of estimated annual revenues to the estimated total revenues over the contract period. For most life insurance, a 15-year to 40-year amortization period is used, and a 20-year period is used for annuities.

         Deferred acquisition costs for universal life contracts and certain annuity contracts are amortized at a constant rate based upon the present value of estimated gross profits expected to be realized over the life of the contracts, which is reevaluated annually.

         Future Policy and Contract Benefits:

         Liabilities for future policy benefits for term life contracts are calculated using the net level premium method and assumptions as to investment yields, mortality and withdrawals. These assumptions are based on projections and past experience and include provisions for possible unfavorable deviation.
         These assumptions are made at the time the contract is issued.

         Liabilities for future policy benefits for traditional whole life contracts are calculated using the net level premium method and statutory assumptions as to interest and mortality. Traditional whole life is written on a participating basis with a provision for dividends to policyholders (see Participating Policyholders' Interest).

         Liabilities for future policy and contract benefits on universal life-type and investment-type contracts are based on the policy account balance.

         The liabilities for future policy and contract benefits for long-term disability income contracts are based upon interest rate assumptions and morbidity and termination rates from published tables. In 1995, the Company completed its withdrawal from the group accident and health line of business. The Company continues to write individual accident and health coverages, primarily disability income policies.

         Income Taxes:

         The income tax provision is calculated under the liability method. Deferred income tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities and the enacted tax rates. The principal assets and liabilities giving rise to such differences are future policy and contract benefits and funds on deposit from policyholders, participating policyholders interest and deferred acquisition costs. Deferred income taxes also arise from unrealized investment gains or losses on equity securities and fixed maturities classified as available for sale.

         Property-Liability Insurance Accounting:

         Premiums are deferred and earned on a pro rata basis over the terms of the respective policies. Amounts paid for ceded reinsurance premiums are reported as prepaid reinsurance premiums and amortized over the remaining contract period in proportion to premium. Premiums receivable are reduced for an allowance for doubtful accounts.

         Policy acquisition costs that vary with and are primarily related to the production of business have been deferred. Deferred acquisition costs primarily consist of agents' compensation, premium taxes, and certain other underwriting expenses. Such deferred acquisition costs are amortized as premium revenue is recognized. Deferred acquisition costs are limited to their estimated realizable value, which gives effect to the premium to be earned, related investment income, and losses and loss adjustment expenses expected to be incurred as the premium is earned.

         Reserves for losses and loss adjustment expenses represent estimates of the ultimate amounts necessary to settle reported losses and a provision for incurred but not reported claims of insured losses. The reserve estimates are based on known facts and circumstances, including the Company's experience with similar cases and historical trends involving reserving patterns, loss payments, pending levels of unpaid claims and product mix, as well as other factors including court decisions, economic conditions and public attitudes. The reserves for losses and loss adjustment expenses include case basis estimates of reported losses, estimates of incurred but not reported losses based upon prior experience adjusted for current trends, and estimates of losses to be paid under assumed reinsurance contracts. Estimated amounts of recoverable salvage and subrogation are deducted from the reserves for losses and loss adjustment expenses. The establishment of appropriate reserves, as well as related amounts recoverable under reinsurance contracts is an inherently uncertain process. Reserve estimates are regularly reviewed and updated, using the most current information available. Any resulting adjustments, which may be material, are reflected in current operations. Reserves for losses and loss adjustment expenses for direct business are included in other liabilities on the accompanying consolidated balance sheets. Reserves for losses and loss adjustment expenses for assumed reinsurance business from Farm Family Casualty are included in receivable from affiliates on the accompanying consolidated balance sheets.

         Participating Policyholders' Interest:

         The majority of the Company's insurance policies are written on a "participating" basis, as defined in the New York State insurance law. Profits earned on participating business are reserved for the payment of dividends to policyholders except for the stockholders' share of profits on participating policies, which is limited to the greater of 10% of the statutory profit on participating business, or 50 cents per thousand dollars of the face amount of participating life insurance in force. Participating policyholders' interest includes the accumulated net income from participating policies reserved for payment to such policyholders in the form of dividends (less net income allocated to stockholders as indicated above) as well as a pro rata portion of unrealized investment gains (losses), net of tax.
         Dividends to policyholders are approved by the Board of Directors.

         In addition to the greater of 10% of the statutory profit on participating business or 50 cents per thousand dollars of the face amount of participating life insurance in force, earnings available to common stockholders consists of earnings on non-participating business and a pro rata share of net investment income and realized investment gains (losses).

         The change in participating policyholders' interest for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                                             1998        1997        1996
                                                                      ------------------------------------

          Participating policyholders' interest, beginning of year    $   109,557 $    94,911 $    97,489
          Net income attributable to participating
           policyholders interest                                          10,157      14,318      13,914
         Change in unrealized gains (losses),  net of effect of
           deferred income taxes and amortization of deferred
           acquisition costs  attributable to participating
             policyholders interest                                         2,369      10,392     (6,641)
          Dividends to policyholders and other                            (10,629)    (10,064)     (9,848)
                                                                      ------------------------------------
          Participating policyholders' interest, end of year          $   111,454 $   109,557 $    94,911
                                                                      ------------------------------------
                                                                      ------------------------------------

  2.     Acquisition of Farm Family Life

         Farm Family Life entered into an Option Purchase Agreement with the shareholders of Farm Family Holdings pursuant to which Farm Family Holdings was granted an option to acquire all of the outstanding capital stock of Farm Family Life, exercisable for a two year period which commenced on July 26, 1996. On February 26, 1998, the Board of Directors of Farm Family Holdings approved the exercise of the option to acquire Farm Family Life and its wholly owned subsidiary, United Farm Family. Farm Family Life is owned by the Farm Bureau organizations and their affiliates in New York, New Jersey, Delaware, West Virginia and all of the New England states. Under the Option Purchase Agreement, Farm Family Holdings will pay an exercise price of $37.5 million to acquire Farm Family Life, consisting of $31.5 million of common stock of Farm Family Holdings, and $6 million stated value of 6-1/8% voting preferred stock of Farm Family Holdings, less certain expenses to be paid by Farm Family Life in connection with the acquisition on behalf of the shareholders of Farm Family Life.

         The Option Purchase Agreement was originally approved by the shareholders of Farm Family Holdings on December 2, 1998. The closing of the acquisition was scheduled to occur on December 7, 1998, but was delayed when it was determined that in order for certain shareholders of Farm Family Life to provide unqualified opinions of counsel required by the Option Purchase Agreement as a condition to closing, such shareholders of Farm Family Life or their respective parent entities would need to obtain approval of the acquisition from their members.

         As a result of this delay, the Option Purchase Agreement was amended by Amendment No. 2 dated as of January 14, 1999 ("Amendment No. 2") to, among other things, fix the price used to determine the number of shares of common and preferred stock to be issued, subject to a collar mechanism, at $35.72, which was the average closing price that would have been used if the closing had occurred on December 7, 1998. Under the collar mechanism, if the price per share of Farm Family Holdings' common stock on the last trading day prior to the closing (the "Closing Price") is greater than $42.86 or equal to or less than $25.00, the price used to determine the number of shares of Farm Family Holdings' common stock to be issued in the acquisition will equal $35.72 divided by a factor. The factor will be equal to 1.2 (if the Closing Price is greater than $42.86) or 0.7 (if the Closing Price is equal to or less than $25.00) multiplied by $35.72 divided by the Closing Price. If the Closing Price is $25.00 or less, Farm Family Holdings will also have the option to terminate the Option Purchase Agreement. In addition, Amendment No. 2 extended the date on which Farm Family Holdings, or the shareholders of Farm Family Life may terminate the Option Purchase Agreement, if the closing has not occurred, to April 30, 1999.

         The Option Purchase Agreement is subject to the approval of the members of certain shareholders of Farm Family Life or their respective parent entities. Farm Family Holdings resolicited the approval of its shareholders for the revised terms of the acquisition. On March 25, 1999, the Option Purchase Agreement, as amended by Amendment No. 2, and the acquisition of Farm Family Life were approved by Farm Family Holdings' shareholders. Under the terms of Amendment No. 2, the shareholders of Farm Family Life have agreed to reimburse Farm Family Holdings for half of the expenses of resolicitation, up to $200,000. The acquisition of Farm Family Life is subject to certain closing conditions including the receipt of all required government approvals, among other things. The acquisition is expected to close in the second quarter of 1999 (see Note 14).

    3.  Investments

         The amortized cost, gross unrealized gains and losses and fair value of available for sale securities at December 31, 1998 and 1997 are as follows:


                                                      Amortized   Gross Unrealized         Fair
                                                         Cost      Gains     Losses        Value
                                                         ----      -----     ------        -----
         ($ in thousands)
          1998
          ----
         Fixed maturities:
         U.S. Government & Agencies               $     14,834 $    1,574 $   -----  $    16,408
         States, Municipalities & Political             85,456      8,352     (115)       93,693
         Subdivisions
         Corporate                                     440,054     35,918   (1,111)      474,861
         Mortgage-backed Securities                    112,869      2,463      (36)      115,296
         Redeemable Preferred Stock                      7,252      1,213       (4)        8,461
                                                  -----------------------------------------------
                                                       660,465     49,520   (1,266)      708,719
         Equity securities                              14,360     28,137     (202)       42,295
                                                  -----------------------------------------------
             Total available for sale             $    674,825 $   77,657 $ (1,468) $    751,014
                                                  -----------------------------------------------
                                                  -----------------------------------------------
                                                       Cost/
                                                      Amortized     Gross Unrealized      Fair
          1997                                          Cost        Gains     Losses      Value
          ----                                          ----        -----     ------      -----
         Fixed maturities:
         U.S. Government & Agencies               $     15,009 $    1,164 $     ---  $    16,173
         States, Municipalities & Political             91,897      7,830      (40)       99,687
         Subdivisions
         Corporate                                     459,318     33,510     (256)      492,572
         Mortgage-backed Securities                     70,640      2,101       ---       72,741
         Redeemable Preferred Stock                     10,343      1,923       (6)       12,260
                                                  -----------------------------------------------
                                                       647,207     46,528     (302)      693,433
         Equity securities                              14,360     23,368      (92)       37,636
                                                  -----------------------------------------------
              Total available for sale            $    661,567 $   69,896 $   (394) $    731,069
                                                  -----------------------------------------------
                                                  -----------------------------------------------

         The table below presents the amortized cost and fair value of fixed maturities at December 31, 1998, by contractual maturity. Actual maturities may differ from contractual maturities as a result of prepayments.

         ($ in thousands)
                                                        Amortized            Fair
                                                          Cost              Value
                                                          ----              -----
         Due in one year or less                  $        6,100     $       6,181
         Due after one year through five years            49,994            52,908
         Due after five years through ten years           84,390            88,404
         Due after ten years                             407,112           445,930
                                                  ---------------      ------------
                                                         547,596           593,423
         Mortgage-backed securities                      112,869           115,296
                                                  ---------------      ------------
                                                  $      660,465     $     708,719
                                                  ---------------    --------------

         Unrealized investment gains and losses on fixed maturities classified as available for sale and equity securities included in stockholders' equity and participating policyholders' interest at December 31, 1998 are as follows:

         ($ in thousands)                                                                       Net
                                               Amortized     Fair    Gross Unrealized      Unrealized
                                                  Cost      Value    Gains    (Losses)         Gains
                                                  ----      -----    -----    --------         -----
         Fixed maturities available for sale $   660,465   $708,719  $49,520   $(1,266) $      48,254
         Equity securities                         14,360    42,295   28,137      (202)        27,935
                                             ---------------------------------------------------------
                   Total                     $    674,825   751,014   77,657    (1,468)        76,189
                                             -------------------------------------------
         Adjustment for assumed changes in
               amortization of deferred acquisition costs                                     (33,612)
                                                                                        --------------
                   Total gross unrealized gain                                                 42,577
         Provision for deferred income taxes                                                  (14,888)
                                                                                        --------------
                   Total net unrealized gain                                                   27,689
         Net unrealized gain attributable to participating policyholders' interest            (25,839)
                                                                                        --------------
         Net unrealized gain attributable to common stockholders                        $       1,850
                                                                                        --------------
                                                                                        --------------


         The change in unrealized appreciation (depreciation) of investments included in stockholders' equity and participating policyholders' interest for the years ended December 31, 1998, 1997 and 1996 are as follows:



         ($ in thousands)                                    1998        1997        1996
         ----------------                                    ----        ----        ----
         Fixed maturities available for sale            $     2,028 $    24,342 $  (23,784)
         Equity securities                                    4,660       5,972       5,361
                                                        ------------------------------------
                                                              6,688      30,314    (18,423)
         Adjustment for assumed changes
          in amortization of
          deferred acquisition costs                         (2,654)    (13,020)     7,664
                                                        ------------------------------------
                                                              4,034      17,294    (10,759)
         Provision for deferred income taxes                 (1,410)     (6,047)     3,775
                                                        ------------------------------------
         Total change in unrealized appreciation
          (depreciation)                                      2,624      11,247     (6,984)
         Change in unrealized appreciation
          (depreciation) of investments attributable to
         participating policyholders' interest               (2,369)    (10,392)       6,641
                                                        ------------------------------------
         Change in unrealized appreciation
         (depreciation) of investments
         attributable to common stockholders            $       255 $       855 $     (343)
                                                        ------------------------------------
                                                        ------------------------------------

         The components of net investment income are as follows:

         ($ in thousands)                                    1998          1997         1996
                                                             ----          ----         ----
         Interest on fixed maturities                   $     52,491 $      52,130 $     51,262
         Dividends from equity securities                      1,027           937          860
         Interest on mortgage loans                            1,247         1,232        1,865
         Interest on short-term investments                      465           432          393
         Interest on policy loans                              1,727         1,664        1,638
         Real estate                                              23            23           23
         Other, net                                                7           333        1,065
                                                        ----------------------------------------
            Total investment income                           56,987        56,751       57,106
         Investment expenses                                   (994)       (1,787)      (1,378)
                                                        ----------------------------------------
            Net investment income                       $     55,993 $      54,964 $     55,728
                                                        ----------------------------------------
                                                        ----------------------------------------

         A summary of realized investment gains (losses), net, for the years ended December 31, 1998, 1997 and 1996 is as follows:

         ($ in thousands)                                1998          1997         1996
                                                         ----          ----         ----

         Fixed maturities                           $      3,141 $       (606) $        593
         Equity securities                                    85         3,520        (309)
         Mortgage loans                                       27           ---          ---
                                                    ----------------------------------------
               Total                                $      3,253 $       2,914 $        284
                                                    ----------------------------------------

    4.  Fair Value of Financial Instruments

         The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at December 31, 1998 and 1997. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The table excludes cash and cash equivalents, accrued investment income and other assets, other liabilities, accrued dividends to policyholders, participating policyholders' interest and payables to affiliates, all of which had fair values approximating carrying values. As a number of Farm Family Life's significant assets (including deferred acquisition costs, and deferred income taxes) and liabilities (including future policy and contract benefits) are not considered financial instruments, the disclosures that follow do not reflect the fair value of the Company as a whole.


         ($ in thousands)                          December 31, 1998           December 31, 1997
         ----------------                          -----------------           -----------------
                                                   Carrying        Fair        Carrying       Fair
                                                     Value         Value         Value        Value
                                                     -----         -----         -----        -----
         Assets
         Fixed maturities available for sale    $   708,719 $    708,719 $      693,433 $    693,433
         Equity securities                           42,295       42,295         37,636       37,636
         Mortgage loans on real estate               18,558       18,558         15,151       15,151
         Policy loans                                30,499       30,499         28,937       28,937
         Other invested assets                          299          299            741          741
         Funds on deposit from policyholders        418,833      418,771        423,495      420,918

         The following methods and assumptions were used in estimating the fair value disclosures for the financial instruments:

           Fixed maturities, equity securities and other invested assets -- The fair value is based upon quoted market prices where available or from independent pricing services.

           Mortgage loans on real estate -- The fair value is based on discounted cash flows using discount rates at which similar loans would be made to borrowers with similar characteristics.

           Policy loans -- Future cash flows of policy loans are uncertain and difficult to predict. Therefore management believes that the fair value of policy loans approximates the unpaid principal balance.

           Funds  on  deposit  from   policyholders  --  Deposit  funds  include
            investment contracts that earn interest at either fixed or variable rates. Interest rates are adjusted monthly to market rates for those investment contracts with a variable rate. The carrying value is the fair value for these liabilities. Other investment contracts earn interest at a fixed rate for one, three or five-year terms. Fair value for these liabilities is set by discounting future cash flows to present value at current market rates.

   5.   Property and Equipment

         Property and equipment are carried at cost, net of accumulated depreciation. The Company depreciates property using the straight line method over the estimated useful lives ranging from 18 to 30 years. The Company depreciates equipment using the straight line method over the estimated useful lives ranging from 3 to 7 years. Depreciation expense was $2,673,000, $2,686,000, and $2,556,000 for 1998, 1997, and 1996,
         respectively. Affiliates of the Company rent a portion of the Company's property and equipment (see Note 9). The Company received depreciation expense recoveries of $2,274,000, $2,242,000 and $2,134,000 in 1998,
         1997, and 1996 from affiliates for the rental of property and equipment.

         The carrying value of the Company's property and equipment at December 31 is as follows:

         ($ in thousands)                                                         1998        1997
         ----------------                                                         ----        ----
         Home office building and grounds                                      $10,360      $9,914
         Furniture and equipment                                                16,197      15,550
         Automobiles                                                               876         832
                                                                           ------------------------
                                                                                27,433      26,296
         Accumulated depreciation                                              (15,710)    (13,581)
                                                                           ------------------------
              Property and equipment, net                                      $11,723     $12,715
                                                                           ------------------------
                                                                           ------------------------

    6.  Reinsurance

         Life and Accident & Health Insurance:

         The Company cedes life insurance and disability income business to several unaffiliated reinsurers. Reinsurance contracts do not relieve the Company from its obligations to policyholders as the primary
         insurer.   The  Company  evaluates  the  financial   condition  of  its
         reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Amounts recoverable are regularly evaluated by the Company and an allowance for uncollectible reinsurance is provided when collection is in doubt. At December 31, 1998 and 1997, the Company determined it was not necessary to provide an allowance for uncollectible reinsurance.

         The Company's retention limit is $400,000 per life for individual coverage, with lower retentions applicable to group and substandard risks. Level term life insurance is written on a 50% quota share basis. As of December 31, 1998, $29,453,000 of life insurance inforce was ceded to other companies.

         The effect of reinsurance on life and accident & health premiums and recoveries is as follows:

          ($ in thousands)                                               Year Ended December 31,
          ----------------                                               -----------------------
                                                                       1998          1997           1996
                                                             --------------------------------------------
          Direct Premiums                                           $32,280       $31,479        $31,151
          Reinsurance  Ceded                                         (1,226)         (974)          (829)
                                                             --------------------------------------------
          Net Premiums                                              $31,054       $30,505        $30,322
                                                             --------------------------------------------
                                                             --------------------------------------------
          Reinsurance Recoveries                                     $2,171          $785           $416
                                                             --------------------------------------------
                                                             --------------------------------------------

         Property and Casualty:

         United Farm Family began writing property and casualty insurance coverages in Pennsylvania and Maryland during 1998. Prior to January 1, 1998, United Farm Family assumed all of its property and casualty business from its affiliate, Farm Family Casualty (See Note 9). The effects of reinsurance on property and casualty premiums written and earned, and losses and loss adjustment expenses, for the years indicated were as follows:


                                                                             Year Ended December 31,
                                                                             -----------------------
         ($ in thousands)                                                 1998           1997         1996
                                                                          ----           ----         ----
         Premiums written
             Direct                                                  $        364 $        39 $        115
             Assumed from Farm Family Casualty                                ---       8,959        9,336
             Ceded to Farm Family Casualty                                    ---          (3)          (6)
             Ceded to non-affiliates                                         (100)         (1)          (4)
                                                                     --------------------------------------
             Premiums written, net of reinsurance                    $        264 $     8,994 $      9,441
                                                                     --------------------------------------

         Premiums earned
             Direct                                                  $        167 $        64 $        116
             Assumed from Farm Family Casualty                                ---       8,960        9,334
             Ceded to Farm Family Casualty                                    ---          (3)          (6)
             Ceded to non-affiliates                                          (10)         (1)          (4)
                                                                     --------------------------------------
             Premiums earned, net of reinsurance                     $        157 $     9,020 $      9,440
                                                                     --------------------------------------

         Losses and loss adjustment expenses
             Direct                                                  $        653 $       270 $        479
             Assumed from Farm Family  Casualty                             1,050       9,705        7,277
                                                                     --------------------------------------
             Losses and loss adjustment expenses,
                 net of reinsurance                                  $      1,703 $     9,975 $      7,756
                                                                     --------------------------------------



         Effective December 31, 1997, the reinsurance agreement between United Farm Family and its affiliate, Farm Family Casualty, was terminated.

    7.  Income Taxes

          The components of the deferred income tax assets and liabilities at December 31, 1998 and 1997 are as follows:

          ($ in thousands)                                                            1998           1997
          ----------------                                                            ----           ----
          Deferred Income Tax Assets
          Future policy and contract benefits and funds
               on deposit from policyholders                                    $     14,217   $     11,749
          Reserves for losses and loss adjustment expenses                             1,122          1,305
          Unearned premium reserve                                                        13              6
          Unearned investment income                                                     255            236
          Other                                                                        2,066          2,288
                                                                               --------------  -------------
          Total deferred income tax assets                                            17,673         15,584
                                                                               --------------  -------------

          Deferred Income Tax Liabilities
          Deferred acquisition costs                                                  18,896         18,972
          Unrealized investment gains, net                                            14,888         13,479
          Participating policyholder dividends paid                                   18,501         14,980
          Other                                                                        3,059          2,496
                                                                               --------------  -------------
          Total deferred income tax liabilities                                       55,344         49,927
                                                                               --------------  -------------
          Net deferred income tax liability                                    $     (37,671)   $   (33,824)
                                                                               --------------  -------------
                                                                               --------------  -------------

         There was no valuation allowance for deferred income tax assets as of December 31, 1998 or 1997. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. Management primarily considered the existence of taxable income in the carry back period in making this assessment and believes the benefits of the deductible differences recognized as of December 31, 1998 and 1997 will ultimately be realized.

         The components of income tax expense (benefit) are as follows:

          ($ in thousands)                                         Year Ended December 31,
          ----------------                                         -----------------------
                                                                 1998          1997           1996
                                                                 ----          ----           ----
          Current                                        $       4,635  $       5,793 $       4,367
          Deferred                                              (3,524)       (4,091)        (2,831)
                                                         -------------- ------------- --------------
          Total income tax expense                       $       1,111  $      1,702  $       1,536
                                                         -------------- ------------- --------------

          The Company paid income taxes of $5,463,000, $6,398,000 and $4,484,000 in 1998, 1997 and 1996, respectively.

         A reconciliation of the differences between the Company's effective rates of tax and the United States federal income tax rates follows:

                                                               Year Ended December 31,
                                                               -----------------------
                                                          % of               % of              % of
         ($ in thousands)                                 Pretax             Pretax            Pretax
                                                  1998    Income      1997   Income     1996    Income
                                                  ----    ------      ----   ------     ----    ------
         Income tax provision at prevailing   $    1,449  34.61% $    1,745   34.61%  $ 1,553    34.61%
         rates
         Tax effect of:
         Tax exempt interest income                  (25)  (0.60)       (24)  (0.47)      (87)   (1.94)
         Dividends received deduction                (87)  (2.08)       (86)  (1.71)      (24)   (0.52)
         Other, net                                 (226) (5.40)         67    1.33        94     2.09
                                                    ----  -----          --    ----        --     ----
         Federal income tax expense           $     1,111  26.53% $   1,702   33.76% $  1,536    34.24%
                                              ===========  =====  =========   =====  ========    =====


    8.  Benefits Plans

        Pension and Other Postretirement Benefit Plans:

         The Company and Farm Family Casualty sponsor a qualified noncontributory defined benefit pension plan covering substantially all of the Company's and Farm Family Casualty's full time employees hired prior to January 1, 1997. Effective January 1, 1997, the Company and Farm Family Casualty froze benefits available through the defined benefit plan. In addition, the Company implemented a voluntary early retirement program in the fourth quarter of 1996 (see Note 12). The Company and Farm Family Casualty also provide life insurance benefits through a postretirement benefit plan for retired employees meeting certain age and length of service requirements. These benefits are shown as "Other Benefits" in the tables below. Benefits under the postretirement benefit plan are provided by a group term life insurance policy issued by the Company.

         The change in benefit obligation for the plans for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                            Pension Benefits            Other Benefits
                                                            ----------------            --------------
         ($ in thousands)                                1998     1997      1996     1998    1997     1996
                                                         ----     ----      ----     ----    ----     ----
         Benefit obligation at beginning of year      $20,785  $21,075   $21,443     $989    $962   $1,246
         Service Cost                                     ---      ---       869       26      26       27
         Interest cost                                 1 ,416    1,429     1,411       62      65       63
         Actuarial (gain) / loss                           50     (62)       571     (88)    (10)    (333)
         Benefits paid                                (1,328)  (1,657)     (834)     (28)    (54)     (41)
         Changes in assumptions                         1,401      ---   (1,455)      170     ---      ---
         Curtailment                                      ---      ---   (2,999)      ---     ---      ---
         Voluntary early retirement program               ---      ---     2,069      ---     ---      ---
                                                     ------------------------------------------------------
              Benefit obligation at end of year       $22,324  $20,785   $21,075   $1,131    $989     $962
                                                     ------------------------------------------------------

         The change in plan assets for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                        Pension Benefits              Other Benefits
                                                        ----------------              --------------
           ($ in thousands)                         1998     1997      1996       1998      1997      1996
                                                    ----     -----     -----      -----     -----     ----
         Fair value of plan assets at
            beginning of year                    $19,026   $18,881   $17,111      $ ---     $ ---     $ ---
         Actual return on plan assets              2,944     1,502       854        ---       ---       ---
         Service cost                                          ---       ---        ---       ---       ---
                                                    (72)
         Employer contribution                       200       300     1,750         28        54        41
         Benefits paid                           (1,328)   (1,657)     (834)       (28)      (54)      (41)
                                               -------------------------------------------------------------
         Fair value of  plan assets at
            end of year                          $20,770   $19,026   $18,881      $ ---      $---     $ ---
                                               -------------------------------------------------------------

         Pension plan assets include an unallocated group annuity contract issued by Farm Family Life. The fair value of the contract was $870,000, $1,486,000 and $4,032,000 at December 31, 1998, 1997, and
         1996, respectively.

         The components of the plans' accrued benefit cost as of December 31, 1998, 1997 and 1996 are as follows:

                                                            Pension Benefits            Other Benefits
                                                            ----------------            --------------
         ($ in thousands)                             1998      1997      1996     1998      1997      1996
                                                      ----      ----      ----     ----      ----      ----
         Funded  status                           $(1,554)  $(1,759)  $(2,194) $(1,131)    $(989)    $(962)
         Unrecognized net actuarial gain             (121)     (135)       ---     ---       ---       ---
         Unrecognized net gain                         ---       ---       ---     (15)       ---       ---
         Unrecognized transition obligation            ---       ---       ---      712       759       805
         Unrecognized prior service cost               ---       ---       ---      ---     (105)      (95)
                                                  ----------------------------------------------------------
             Accrued benefit cost                 $(1,675)  $(1,894)  $(2,194)   $(434)    $(335)    $(252)
                                                  ----------------------------------------------------------

          Weighted-average assumptions as of December 31, 1998, 1997 and 1996 are as follows:

                                                        Pension Benefits            Other Benefits
                                                        ----------------            --------------
                                                   1998      1997      1996      1998      1997      1996
                                                   ----      ----      ----      ----      ----      ----
         Discount rate                             6.5%      7.0%      7.0%      6.0%      7.0%      7.0%
         Expected  return on plan assets           8.0%      8.0%      8.0%      0.0%      0.0%      0.0%
         Rate of  compensation increase            0.0%      0.0%      4.0%      4.0%      4.0%      4.0%

         The rate of compensation increase assumptions are zero for 1998 and 1997 because the benefits under the pension plan were frozen as of January 1, 1997.

         The components of net periodic expense (benefit) and the net periodic other benefit expense for the plans for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                          Pension Benefits            Other Benefits
                                                          ----------------            --------------
          ($ in thousands)                          1998      1997      1996      1998      1997      1996
                                                    ----      ----      ----      ----      ----      ----
         Service cost                                $72      $---      $869       $26       $26       $27
         Interest cost                             1,416     1,429     1,411        62        65        63
         Expected return on plan assets          (1,473)   (1,463)   (1,368)       ---       ---       ---
         Amortization of prior service cost          ---       ---        29       ---       ---       ---
         Amortization of unrecognized
          net (gain) loss                           (34)        34        94       (7)       ---       ---
         Amortization of unrecognized
         transition (asset) obligation               ---       ---      (56)        47        47        47
         Voluntary early retirement program
                                                     ---       ---     2,069       ---       ---        41
                                               ------------------------------------------------------------
            Net periodic expense (benefit)         $(19)      $---    $3,048      $128      $138      $178
                                               ------------------------------------------------------------

         The Company's portion of net periodic pension expense (benefit), excluding the expense of the voluntary early retirement program, for the years ended December 31, 1998, 1997 and 1996 were $(7,000), $0, and $461,000, respectively. In addition, in 1996, the Company incurred expenses of $914,000 related to it's voluntary early retirement program.

         The Company's portion of net periodic other benefits expense excluding the expense of the voluntary early retirement program, for the years ended December 31, 1998, 1997 and 1996 was $42,000, $40,000 and
         $67,000. The Company's portion of the voluntary early retirement program expense in 1996 was $18,000.

        Incentive Savings Plans:

         The Company sponsors incentive savings plans for the benefit of its employees. For years 1998 and 1997, a portion of the contributions made by the Company were discretionary, based on the profits earned by the Company. The Company's expense associated with the plans was $566,000, $575,000 and $112,000 in 1998, 1997 and 1996, respectively.

        Agents Pension Plan:

         Farm Family Life sponsors a defined contribution pension plan for the benefit of its agents. Farm Family Life makes an annual contribution to the plan based on each agent's gross earnings. The Company's expense for the plan was $347,000, $248,000 and $518,000 in 1998, 1997 and
         1996, respectively.

    9.  Related Party Transactions

         The operations of the Company are closely related with those of Farm Family Casualty and Farm Family Casualty's parent company, Farm Family Holdings. The affiliated Companies operate under similar Boards of Directors and have similar senior management. The affiliated Companies share home office premises, branch office facilities, data processing equipment, certain personnel and other operational expenses. Expenses are shared based on each Company's estimated level of usage. The gross shared expenses and the Company's share of such expenses for the years ended December 31, 1998, 1997 and 1996 is summarized below:

         The gross shared expenses and the Company's share of such expenses is summarized below:

         ($ in thousands)
                                                                           Year Ended December 31,
                                                                           -----------------------
                                                                          1998         1997          1996
                                                                          ----         ----          ----
         Gross Shared Expenses                                         $29,252      $29,364       $30,689
         Company's Share:
             Amount                                                     $9,411       $9,685       $10,777
             Percentage                                                    32%          33%           35%

         The Company held $813,000 of debentures issued by Farm Family Casualty at January 1, 1996. In July 1996, Farm Family Casualty repurchased the debentures owned by the Company for the principal amount of $813,000 plus accrued interest of $37,000. The Company received interest income of $37,000 in 1996 on the debentures issued by Farm Family Casualty.

         Prior to January 1, 1998, United Farm Family's reinsurance program included reinsurance agreements with Farm Family Casualty. In accordance with the provisions of these reinsurance agreements, the Company recognized commission expenses of approximately $63,000 and $191,000 during the years ended December 31, 1997 and 1996, respectively. Effective December 31, 1997, United Farm Family
         terminated all reinsurance agreements with Farm Family Casualty. A summary of the effect of the reinsurance agreements with Farm Family Casualty on premiums written and earned is described in Note 6.

         Amounts payable to affiliate consist of amounts due to Farm Family Casualty pursuant to a reinsurance agreement, amounts due to Farm Family Casualty for shared expenses, and the Company's portion of the accrued pension liability (see Note 8).

         Rental income received from affiliates for leased home office space is recorded as other income on the accompanying consolidated statements of income and comprehensive income. Rental income received from affiliates for use of other property and equipment is recorded as a reduction to operating expenses on the accompanying consolidated statements of income and comprehensive income.

        Reserves for Losses and Loss Adjustment Expenses

         As described in Note 1, the Company establishes reserves for losses and loss adjustment expenses on reported and incurred but not reported claims of insured losses. The establishment of appropriate reserves for losses and loss adjustment expenses is an inherently uncertain process and the ultimate cost may vary materially from the recorded amounts. Reserve estimates are regularly reviewed and updated, using the most current information. Any resulting adjustments, which may be material, are reflected in current operations.

         Reserves for losses and loss adjustment expenses on business assumed from Farm Family Casualty are included in payable to affiliate on the accompanying consolidated balance sheets pursuant to a reinsurance agreement between United Farm Family and the Company's affiliate, Farm Family Casualty. Reserves for losses and loss adjustment expenses on direct business are included in other liabilities on the accompanying consolidated balance sheets.

         The following table provides a reconciliation of beginning and ending liability balances for reserves for losses and loss adjustment expenses for the years ended December 31, 1998, 1997 and 1996.

                                                                                    Year Ended December 31,
                                                                                    -----------------------
                                                                                 1998        1997         1996
                                                                                 ----        ----         ----
         ($ in thousands)
         Reserves for losses and loss adjustment
               expenses at beginning of year                                  $17,423      16,785       15,363
         Less reinsurance recoverables and receivables                              -           -            -
                                                                          -------------------------------------
         Net reserves for losses and loss adjustment
               expenses at beginning of year                                   17,423      16,785       15,363
                                                                          -------------------------------------
         Incurred losses and loss adjustment expenses:
         Provision for insured events of current year                             155       9,785        8,157
         Increase (decrease) in provision for
                insured events of prior years                                   1,548         190        (401)
                                                                          -------------------------------------
                  Total incurred losses and loss adjustment expenses            1,703       9,975        7,756
                                                                          -------------------------------------

         Payments:
         Losses and loss adjustment expenses
             attributable to insured events of current year                        24       1,839        1,579
         Losses and loss adjustment expenses
             attributable to insured events of prior years                      4,526       7,498        4,755
                                                                          -------------------------------------
                  Total payments                                                4,550       9,337        6,334
                                                                          -------------------------------------
         Net reserves for losses and loss
              adjustment expenses at end of year                               14,576      17,423       16,785
         Plus reinsurance recoverables and receivables                              -           -            -
                                                                          -------------------------------------
         Reserves for losses and loss adjustment
             expenses at end of year                                          $14,576     $17,423      $16,785
                                                                          -------------------------------------

   10.   Dividends and Statutory Financial Information

         The Company's payment of dividends to stockholders is regulated by New York State insurance law and is subject to certain limitations based on statutory stockholder surplus. The Company paid dividends to it's stockholders of $480,000 in 1998, 1997 and 1996.

         Farm Family Life's net income and capital and surplus as determined in accordance with statutory accounting practices are as follows:


          ($ in thousands)                                                      1998      1997    1996
          ------------------------------------------------------------------------------------------------
          Net income                                                          $8,409   $10,106     $8,111
          Capital and surplus attributable to participating
            policyholders and stockholders                                   103,828    92,237     74,081
          ------------------------------------------------------------------------------------------------


        The National Association of Insurance Commissioners ("NAIC") requires insurance companies to calculate and report risk based capital information under a set of formulas which measure statutory capital and surplus needs based on a regulatory definition of the risks in a company's mix of products and its balance sheet. As of December 31, 1998, Farm Family Life's total capital exceeds the threshold level of regulatory action, as defined by the NAIC.

   11.  Commitments, Contingencies and Uncertainties

        The Company is party to numerous legal actions arising in the normal course of business. Management believes that resolution of these legal actions will not have a material adverse effect on its consolidated financial condition.

        The Company is a party to Membership List Purchase Agreements with each of the state Farm Bureaus in the ten states in which it conducts business. The Membership List Purchase Agreements are for six years commencing on January 1, 1996. For the years ended December 31, 1998, 1997 and 1996, the Company paid a total of $660,000, $600,000 and $571,000, respectively, to the Farm Bureaus pursuant to the Membership List Purchase Agreements.

        During 1996, the Company entered into a capital lease for certain electronic data processing equipment that expires on September 1, 1999. At December 31, 1998, the gross amount of property and equipment and related accumulated depreciation recorded under the capital lease was $698,000 and $279,000, respectively. The future minimum capital lease payments as of December 31, 1998 were $170,000 for 1999. The present value of net minimum capital lease payments as of December 31, 1998 was $166,000.

        At December 31, 1998, the Company had an available line of credit with a bank for $5,000,000. There were no amounts outstanding on this line of credit at December 31, 1998.

        The Company's liability for funds on deposit from policyholders includes amounts subject to discretionary withdrawal from annuity investment contracts. Withdrawal characteristics of annuity deposit liabilities as of December 31, 1998 are as follows:


          ($ in thousands)                                                 Amount       % of Total
                                                                           ------       ----------
          Subject to discretionary withdrawal at book
               value less surrender charge of 5% or more           $          5,836           1.9%
          Subject to discretionary withdrawal at  book
               value less no or minimal surrender charge                    290,995          95.1%
          Not subject to discretionary withdrawal                             9,300           3.0%
                                                                   --------------------------------
                    Total annuities and deposit fund liabilities   $        306,131         100.0%
                                                                   --------------------------------


         Farm Family Life's primary policy administration system was created using four digits to identify a year in the date field and is generally Year 2000 compliant. However, many of the other computer programs upon which the Company relies were created using only two digits to identify a year in the date field. If not corrected, many of these computer applications could fail or produce erroneous results. In 1996, management began considering Year 2000 issues as they affect the Company and began to develop a Year 2000 Plan. The Company's overall plan for dealing with the Year 2000 problem covers information technology ("IT") systems, non-IT systems, and third party providers. The Company has established a Year 2000 team to lead the Company's activities relating to its Year 2000 issues. The Company's Year 2000 team works with the Company's senior management, legal and business units on Year 2000 issues.

         Despite the Company's efforts to address its Year 2000 issues, there can be no assurances that Year 2000 related failures of the Company's IT systems, or that Year 2000 related failures by third parties with which the Company interacts, will not have a material adverse effect on the Company's results of operations, liquidity and financial condition.

         In addition to its own computer systems and third party providers, United Farm Family may also have exposure in its property/casualty operations to Year 2000 claims asserted under certain insurance policies it has sold to customers. There can be no assurances that Year 2000 related claims will not emerge and that such claims will not have a material adverse effect on the Company's results of operations, liquidity and financial condition.

   12.   Non-Recurring Expenses

         Pursuant to the Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," the Company recorded a nonrecurring expense, of $594,000 which is net of an income tax benefit of $320,000 for the Company's share of the costs of a voluntary early retirement program offered to certain eligible employees in 1996. Eligibility for the program was based on age and years of service.

         The Company recorded a nonrecurring expense, net of an income tax benefit of $71,000 and $237,000, of $198,000 and $470,000 for costs incurred by the shareholders of the Company relating to the acquisition of Farm Family Life in 1998 and 1997, respectively.

   13.   Future Application of Accounting Standards

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). This statement, which is effective for the Company for the year beginning January 1, 2000, establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. Management does not believe that Statement 133 will have a material impact on the Company's financial statements.

   14.   Subsequent Events

         On April 6, 1999, the transactions contemplated in the Option Purchase Agreement, as amended by Amendment No. 1 and Amendment No. 2, were consummated. Under the terms of the Option Purchase Agreement, as amended, the price used to determine the number of shares of common stock and voting preferred stock of Farm Family Holdings, Inc. issued in the acquisition was fixed at $35.72 per share.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        FARM FAMILY HOLDINGS, INC.
                                              (Registrant)




    April 20, 1999                        /s/ Philip P. Weber
-------------------------   ---------------------------------------------------
        (Date)                              Philip P. Weber
                                           President and CEO

EXHIBIT 99
                                    CONTACT:
[LOGO]                              Timothy A. Walsh
                                    Executive Vice President
                                    Finance & Treasurer
                                    (518)  431-5410



FOR IMMEDIATE RELEASE

    Farm Family Holdings Provides Additional Pro Forma Financial Information
                    Regarding Acquisition of Farm Family Life

Glenmont, New York - April 19, 1999 - On April 6, 1999, Farm Family Holdings, Inc. (NYSE: FFH) acquired all of the outstanding capital stock of Farm Family Life Insurance Company pursuant to the terms of an Amended and Restated Option Purchase Agreement, as amended (the "Option Purchase Agreement") among the Company and the shareholders of Farm Family Life (the "Selling Stockholders").

The Company paid an exercise price of $37.5 million to acquire Farm Family Life and Farm Family Life's wholly owned subsidiary, United Farm Family Insurance Company, consisting of $31.5 million of the Company's common stock and $6 million stated value of the Company's 6-1/8% voting preferred stock, less certain expenses paid by Farm Family Life. Under the terms of the Option Purchase Agreement, the price used to determine the number of shares of common and voting preferred stock issued in the acquisition was fixed at $35.72 per share. The Company issued 856,871 shares of common stock and 163,214 shares of voting preferred stock to the Selling Stockholders in payment of the exercise price.

The selected unaudited pro forma consolidated financial information included as part of this press release gives effect to the acquisition of Farm Family Life using the purchase method of accounting. The selected unaudited pro forma consolidated statement of income data gives effect to the acquisition as if the acquisition had occurred at January 1, 1998. The balance sheet data gives effect to the acquisition as if it had occurred at December 31, 1998. The pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the acquisition been consummated at the beginning of the periods presented or of future results. The Company previously provided unaudited pro forma consolidated financial data in the Company's Proxy Statement dated February 17, 1999 for its Special Meeting of Stockholders held on March 25, 1999.

Farm Family Holdings is the parent of Farm Family Casualty Insurance Company and Farm Family Life Insurance Company. Farm Family Casualty and Farm Family Life's wholly owned subsidiary, United Farm Family are specialized, property and casualty insurers of farms, agricultural related business and residents and businesses of rural and suburban communities. Farm Family Life principally sells individual whole life, term and universal life products, in addition to single and flexible premium deferred annuities, single premium immediate annuities and disability income insurance products.

--------------------------

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's current knowledge, expectations, estimates, beliefs and assumptions. The forward-looking statements in this press release include, but are not limited to, statements with respect to the Company's acquisition of Farm Family Life, statements of the plans and objectives of the Company or its management, statements of future economic performance and assumptions underlying statements regarding the Company or its business. Readers are hereby cautioned that certain events or circumstances could cause actual results to differ materially from those estimated, projected or predicted. The forward-looking statements in this press release are not guarantees of future performance and are subject to a number of important risks and uncertainties, many of which are outside the Company's control, that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the results of operations of the Company and Farm Family Life and other risks listed from time to time in the Company's Securities and Exchange Commission filings, including Form 10-K for the fiscal year ended December 31, 1998 and the Prospectus dated July 22, 1996. Accordingly, there can be no assurance that actual results will conform to the forward-looking statements in this press release.

               Selected Comparative Financial Data
           (dollars in millions, except per share data)

The following table presents selected comparative financial data for the Company on a historical and unaudited pro forma consolidated basis. The selected historical financial data is based upon the historical financial statements of the Company. The selected unaudited pro forma consolidated financial information gives effect to the acquisition of Farm Family Life using the purchase method of accounting. The selected unaudited pro forma consolidated Statement of Income data gives effect to the acquisition of Farm Family Life as if it occurred at the beginning of the period. The selected unaudited pro forma consolidated Balance Sheet data gives effect to the acquisition as if it occurred at December 31, 1998. The pro forma information is provided for informational purposes only and is not indicative of the actual results that would have been achieved had the acquisition of Farm Family Life been consummated at the beginning of the period presented or of future results.

                                                                       For the Year Ended December 31, 1998
                                                                       ------------------------------------
                                                                        Selected Unaudited
                                                                            Pro Forma              Selected
                                                                        Consolidated Data       Historical Data
Statement of Income Data:
Total revenues                                                                     $297.8               $202.4
Total losses, benefits and expenses                                                 272.7                181.8
Gain on the partial reduction of extended earnings liability                          6.3                  6.3
                                                                   ----------------------- --------------------

Income before federal income tax expense                                             31.4                 26.9
Federal income tax expense                                                            9.5                  8.2
                                                                   ----------------------- --------------------

   Income before preferred stock dividends                                           21.9                 18.7
   Preferred stock dividends                                                          0.3                    -
                                                                   ----------------------- --------------------

     Income attributable to common shareholders                                     $21.6                $18.7
                                                                   ----------------------- --------------------
     Operating income(1)                                                            $17.0                $14.3
                                                                   ----------------------- --------------------
Per Share Data:
     Net income per common share - Diluted                                          $3.50                $3.52
                                                                   ----------------------- --------------------
     Operating income per common share - Diluted (1)                                $2.76                $2.69
                                                                   ----------------------- --------------------
     Weighted average shares - Diluted                                          6,160,836            5,303,965
                                                                   ----------------------- --------------------

Balance Sheet Data (at December 31, 1998):

     Total assets                                                                $1,250.1               $406.5
     Participating policyholders' interest                                          111.5                    -
     Total liabilities                                                            1,069.5                262.3
     Redeemable preferred stock                                                       5.8                    -
     Total equity                                                                   174.8                144.2

    Book value per share                                                           $28.61               $27.45
                                                                   ----------------------- --------------------

(1) Operating income excludes the impact of realized investment gains (losses), the gain on the partial reduction of the Company's extended earnings liability, the adjustments to restate prior period financial statements for the Company's extended earnings liability, nonrecurring charges, and the related taxes thereon.